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Filed Pursuant to Rule 424(b)(2)
Registration Number 333-209914

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

6.250% Senior Notes due 2026	$650,000,000	100.0%	$650,000,000	$80,925

(1)   The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated March 3, 2016)

$650,000,000

6.250% Senior Notes due 2026

We are offering $650 million aggregate principal amount of 6.250% Senior Notes due 2026 (the "notes"). We will pay interest on the notes on March 15 and September 15 of each year, beginning September 15, 2018. The notes will mature on March 15, 2026.

We may redeem some or all of the notes on or after March 15, 2021 at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, at any time prior to March 15, 2021, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption, plus a "make-whole" premium. At any time prior to March 15, 2021, we may also redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. If a change of control triggering event as described in this prospectus supplement under the heading "Description of the notes—Change of control offer" occurs, we may be required to offer to purchase the notes from the holders.

The notes will be our senior and unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including all borrowings under our New ABL Credit Agreement (as defined herein). The notes will be structurally subordinated to all liabilities of our subsidiaries.

You should read this prospectus supplement, together with the accompanying prospectus, carefully before you invest in the notes. See "Risk factors" beginning on page S-6 of this prospectus supplement and page 4 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per note	Total

Public offering price(1)	100.00%	$650,000,000
Underwriting discount	1.50%	$9,750,000
Proceeds, before expenses, to us(1)	98.50%	$640,250,000

(1)   Plus accrued interest from March 15, 2018, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about March 15, 2018.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Barclays	Wells Fargo Securities
Credit Suisse	Citigroup	Goldman Sachs & Co. LLC	Morgan Stanley

Senior Co-Managers

SunTrust Robinson Humphrey	Citizens Capital Markets	PNC Capital Markets

Co-Managers

BMO Capital Markets	COMMERZBANK	ING
BNY Mellon Capital Markets, LLC		Huntington Capital Markets

The date of this prospectus supplement is March 13, 2018.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

Prospectus supplement

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to United States Steel Corporation. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. For information about the notes, see "Description of the notes" in this prospectus supplement and "Description of the debt securities" in the accompanying prospectus.

If the description in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") on March 3, 2016, which became effective automatically upon filing. Before you invest in the notes, you should read the registration statement, this prospectus supplement and the accompanying prospectus, which form a part of the registration statement, including the documents incorporated by reference herein. See "Where You Can Find More Information."

Where you can find more information

United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus supplement or the accompanying prospectus.

Incorporation of certain information by reference

The SEC allows us to "incorporate by reference" into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than any documents or information deemed to have

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been furnished and not filed in accordance with the SEC rules). These documents contain important information about us.

•
Annual Report on Form 10-K for the year ended December 31, 2017;

•
Current Reports on Form 8-K filed on March 2, 2018, March 5, 2018 and March 13, 2018; and

•
Definitive Proxy Statement on Schedule 14A filed on March 9, 2018 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017).

Any statement contained in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

Forward-looking statements

We include "forward-looking" statements concerning trends, market forces, commitments, material events and other contingencies potentially affecting our future performance in this prospectus supplement and in our annual and quarterly reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in Section 27 of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Generally, we have identified such forward-looking statements by using the words "believe," "expect," "intend," "estimate," "anticipate," "project," "target," "forecast," "aim," "should," "will" and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017 and those described from time to time in our future reports filed with the SEC.

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Summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the notes. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, which are described under the caption "Incorporation of Certain Information by Reference" in this prospectus supplement and the accompanying prospectus. If the information in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless the context otherwise requires, references in this prospectus supplement to the "Company," "U. S. Steel," "we," "us" and "our" are to United States Steel Corporation and its subsidiaries. References to $ are to U.S. dollars.

See "Risk Factors" in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2017 for factors that you should consider before investing in the notes, and "Forward-Looking Statements" in this prospectus supplement and "Forward-Looking Statements" in the accompanying prospectus for information relating to statements contained in this prospectus supplement that are not historical facts.

The Company

U. S. Steel is an integrated steel producer of flat-rolled and tubular products with major production operations in the United States and Europe. An integrated steel producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 22.0 million net tons (17.0 million tons in the United States and 5.0 million tons in Europe). U. S. Steel supplies customers throughout the world primarily in the automotive, consumer, industrial and oil country tubular goods markets. According to World Steel Association's latest published statistics, in 2016 U. S. Steel was the third largest steel producer in the United States and the twenty-fourth largest steel producer in the world. U. S. Steel is also engaged in other business activities consisting primarily of railroad services and real estate operations.

U. S. Steel will continue to evaluate potential strategic and organizational opportunities, which may include the acquisition, divestiture or consolidation of assets. Given recent market conditions, the cyclicality of our industry and the continued challenges faced by the Company, we are focused on strategically maintaining and spending cash (including capital investments under our asset revitalization program), in order to invest in areas consistent with our long-term strategy, and are considering various possibilities, including exiting lines of business and the sale of certain assets, that we believe would ultimately result in a stronger balance sheet and greater stockholder value. The Company will pursue opportunities based on its long-term strategy and what the Board of Directors determines to be in the best interests of the Company's stockholders at the time.

Recent developments

Refinancing our existing ABL Credit Agreement

On February 26, 2018 we entered into a new five year credit agreement (the "New ABL Credit Agreement"), which replaced our third amended and restated credit agreement dated as of July 27, 2015 (as amended, the "Prior ABL Credit Agreement").

Our New ABL Credit Agreement provides for availability of up to the lesser of a borrowing base and approximately $1.5 billion, less the amount of any borrowings outstanding under our New ABL Credit Agreement, and provides for the ability to increase the borrowing capacity thereunder by up to $500 million, subject to certain conditions including lenders agreeing to provide any such increase. Certain of our direct and indirect domestic subsidiaries guarantee our New ABL Credit Agreement, and borrowings under our New ABL Credit Agreement are secured by first-priority liens on certain inventory and trade accounts receivable of U. S. Steel and the guarantors. Our New ABL Credit Agreement includes other terms and conditions that are similar to those of our Prior ABL Credit Agreement. For further information related to the New ABL Credit Agreement, see "Description of other indebtedness."

Granite City Works

On March 7, 2018, the Company announced it will restart one of two blast furnaces ("B" blast furnace) and the steelmaking facilities at Granite City Works, an integrated steelmaking plant in Granite City, Illinois. The additional capacity will support anticipated increased demand for steel in the United States due to the recent order signed by President Donald J. Trump, which imposes a 25% tariff on steel imports from certain countries as a result of the U.S. Department of Commerce Section 232 national security investigation on steel imports. The restart process could take up to four months.

Tender offer for our 8.375% Senior Secured Notes due 2021

On the date of this prospectus supplement, we announced the commencement by us of an offer (the "Tender Offer") to purchase for cash any and all of our outstanding 8.375% Senior Secured Notes due 2021 at a purchase price of $1,078.46 (per $1,000 principal amount). The Tender Offer is expected to expire at 5:00 p.m., New York City time, on March 19, 2018, unless further extended, and to close on March 20, 2018, except to the extent that the notes are tendered by guaranteed delivery. The completion of the Tender Offer will be contingent upon the completion of the offering of the notes, among other conditions.

In addition, we intend to send a notice of redemption to the registered holders of our 8.375% Senior Secured Notes due 2021 to call for redemption on April 12, 2018 all of such notes that are not validly tendered and accepted for purchase in the Tender Offer at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date, plus a "make whole" premium (the "Redemption"). The Redemption is conditioned upon completion of this offering. The information in this prospectus supplement assumes that all of our outstanding 8.375% Senior Secured Notes due 2021 are purchased in the Tender Offer.

This prospectus supplement does not constitute an offer to purchase any of our 8.375% Senior Secured Notes due 2021. Any such offer will be made exclusively pursuant to the terms of, and subject to the conditions set forth in, the offer to purchase for the Tender Offer.

The offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement, as well as the accompanying prospectus. For a more detailed description of the notes, see "Description of the notes" in this prospectus supplement and "Description of the debt securities" in the accompanying prospectus.

Issuer	United States Steel Corporation
Notes offered	$650 million aggregate principal amount of the notes
Maturity	March 15, 2026
Interest rate	The notes will bear interest at 6.250% per annum. All interest on the notes will accrue from March 15, 2018.
Interest payment dates	Interest is payable on the notes on March 15 and September 15 of each year, beginning on September 15, 2018.
Mandatory offer to repurchase
If a change of control triggering event as described in this prospectus supplement under the heading "Description of the notes—Change of control offer" occurs, we may be required to offer to purchase the notes from the holders.
Optional redemption
On or after March 15, 2021, we may redeem the notes, in whole or in part, at our option at any time and from time to time at the redemption prices listed under "Description of the notes—Optional redemption," plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
We may also redeem the notes, in whole or in part, at our option at any time and from time to time prior to March 15, 2021 at a price equal to the greater of:
• 100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the redemption price of the notes to be redeemed if they were redeemed on March 15, 2021 and all required interest payments due on such notes through March 15, 2021, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to March 15, 2021, we may also redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of certain equity offerings at a redemption price equal to 106.25% of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.
Ranking
The notes will be our senior and unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including all borrowings under our New ABL Credit Agreement. The notes will be structurally subordinated to all liabilities of our subsidiaries.
As of December 31, 2017, after giving effect to the New ABL Credit Agreement, this offering and our use of the net proceeds therefrom as described under "Use of proceeds":
• we would have had approximately $2,574 million of total indebtedness (including the notes);

•

our availability under the USSK Credit Facilities (as defined herein) would have been approximately €248 million (or approximately $297 million), after giving effect to approximately $3 million of outstanding customs and other guarantees, and our availability under our New ABL Credit Agreement would have been approximately $1,500 million. Our borrowing capacity under our New ABL Credit Agreement may be increased by up to $500 million, subject to certain conditions; and

•

our subsidiaries would have had approximately $2,120 million of total liabilities on a consolidated basis (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the notes.

Covenants
We will issue the notes under a senior indenture with The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture will, among other things, restrict our ability and the ability of certain of our subsidiaries to:
• create liens on any Principal Property or shares of stock or other equity interests of a subsidiary that owns any Principal Property to secure indebtedness;

• engage in sale leaseback transactions with respect to any Principal Property; and
• consolidate, merge or transfer all or substantially all of U. S. Steel's assets.
These covenants are subject to important exceptions and qualifications that are described in "Description of the notes—Covenants."

The indenture that will govern the notes will not include covenants limiting our ability and the ability of our subsidiaries to incur debt (other than debt secured by Principal Property or shares of stock or other equity interests of a subsidiary that owns any Principal Property), pay dividends or make other distributions, make loans and investments or enter into transactions with affiliates.
Additional notes	The senior indenture governing the notes will provide for unlimited issuances of additional notes. See "Description of the notes—Additional issuances."
Book-entry form only
The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities.
Use of proceeds
The net proceeds from the sale of the notes in this offering are estimated to be approximately $639 million, after deducting underwriting discounts and expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to fund the repurchase of our 8.375% Senior Secured Notes due 2021 in the Tender Offer or the Redemption and the payment of related fees and expenses. See "Use of proceeds."

Risk factors

See "Risk factors" and the other information included or incorporated by reference in this prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

Risk factors

An investment in the notes involves significant risks. Before investing in the notes, you should carefully consider the risks set forth in Item 1A of our annual report on Form 10-K for the year ended December 31, 2017, as well as the following risks. The following risks are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations or the price of the notes.

Risks related to an investment in the notes

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have, and after the offering will continue to have, a significant amount of debt. As of December 31, 2017, after giving effect to our New ABL Credit Agreement, this offering and our use of the net proceeds therefrom, our total debt would have been approximately $2,574 million, and we would have had $1,500 million of availability under our New ABL Credit Agreement and €248 million (or approximately $297 million) of availability under the USSK Credit Facilities (after giving effect to approximately $3 million of outstanding customs and other guarantees).

Subject to the limits contained in our New ABL Credit Agreement, the indenture that will govern the notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•
making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•
limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•
requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•
increasing our vulnerability to general adverse economic and industry conditions;

•
exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our New ABL Credit Agreement and the USSK Credit Facilities, are at variable rates of interest;

•
limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•
placing us at a disadvantage compared to other, less leveraged competitors; and

•
increasing our cost of borrowing.

In addition, the indenture that will govern the notes, our New ABL Credit Agreement and other debt instruments contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our debt, including the notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our debt, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Our New ABL Credit Agreement and USSK Credit Facilities restrict our ability to dispose of assets and may also restrict our ability to raise debt or equity capital to be used to repay other debt when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

We conduct a substantial portion of our operations through our subsidiaries, including USSK. However, none of our subsidiaries will guarantee the notes and certain of our subsidiaries are not required and do not guarantee our other indebtedness. Accordingly, repayment of our debt, including the notes, is dependent on the generation of cash flow by our subsidiaries, including USSK, and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Because none of our subsidiaries is a guarantor of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose, and subsidiaries that are not required and do not guarantee our other indebtedness do not have any obligation to pay amounts due on such indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our debt, including the notes. Each subsidiary is a distinct legal entity, and under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our debt, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our debt on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under our New ABL Credit Agreement could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

The notes do not contain restrictive financial covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes. This could further exacerbate the risks to our financial condition described above.

Other than as described under "Description of the notes—Covenants—Limitation on liens" and "—Limitation on sale and leaseback transactions," the indenture that will govern the notes will not contain any financial or operating covenants or restrictions on the incurrence of indebtedness (including secured debt), the payments of dividends or the repurchase of securities, the making of loans and investments or the entry into transactions with affiliates by us or any of our subsidiaries. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any specified financial ratios or satisfy other financial condition or results of operations tests.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

The terms of our New ABL Credit Agreement, the indentures governing our senior unsecured notes and the indenture that will govern the notes will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Our New ABL Credit Agreement, the indentures governing our senior unsecured notes and the indenture that will govern the notes contain a number of restrictive covenants that impose significant restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•
dispose of assets;

•
incur liens;

•
enter into sale and leaseback transactions; and

•
consolidate, merge or sell all or substantially all of our assets.

As a result of these restrictions, we may be:

•
limited in how we conduct our business;

•
unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•
unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial debt and our credit ratings could adversely affect the availability and terms of our financing.

There are limitations on our ability to borrow the full $1.5 billion of commitments under our New ABL Credit Agreement. Availability will be limited to the lesser of a borrowing base and $1.5 billion, less the amount of any borrowings outstanding under our New ABL Credit Agreement. The borrowing base is calculated on a monthly (or more frequent under certain circumstances) valuation of our inventory and accounts receivable. As a result, our access to credit under our New ABL Credit Agreement is potentially subject to significant fluctuation, depending on the value of the borrowing base-eligible assets as of any measurement date. Additionally, U. S. Steel must maintain a fixed charge coverage ratio of at least 1.00 to 1.00 for the most recent four consecutive quarters when availability under the New ABL Credit Agreement is less than the greater of 10 percent of the total aggregate commitments and $150 million. Based on the most recent four quarters as of December 31, 2017, we would have satisfied this covenant. However, our ability to maintain this fixed charge coverage ratio may be affected by events beyond our control and we may not be able to meet this ratio in future periods. If we are unable to meet this covenant in future periods, the amount available to the Company under this facility would be reduced by $150 million. Moreover, our New ABL Credit Agreement provides the collateral agent considerable discretion to impose reserves or reduce facility availability, which could materially impair the amount of borrowings that would otherwise be available to us. The impact of taking any such actions could materially and adversely impair our ability to make interest payments on the notes. The inability to borrow under our New ABL Credit Agreement may adversely affect our liquidity, financial position and results of operations.

A breach of the covenants or restrictions under the indentures governing our senior unsecured notes, the indenture that will govern the notes or under our New ABL Credit Agreement could result in an event of default under the applicable debt. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our New ABL Credit Agreement would permit the lenders under our New ABL Credit Agreement to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our New ABL Credit Agreement, those lenders could proceed against the collateral securing the obligations under the New ABL Credit Agreement. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that debt.

Our variable rate debt subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our New ABL Credit Agreement and the USSK Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate debt would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our debt, will correspondingly decrease. Assuming all loans under our New ABL Credit Agreement and the USSK Credit Facilities were fully drawn, each quarter point change in interest rates would result in a $4.5 million change in annual interest expense on our debt under our New ABL Credit Agreement and the USSK Credit Facilities. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate debt, and any swaps we enter into may not fully mitigate our interest rate risk.

The notes will be effectively junior to the New ABL Credit Agreement and any other secured indebtedness that we may issue in the future.

The notes are unsecured. Holders of our secured debt may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. We have granted the lenders under our New ABL Credit Agreement a first lien on certain of our inventories and certain accounts receivable. Holders of our secured debt also would have priority over unsecured creditors to the extent of the value of the collateral securing such indebtedness in the event of a bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to the New ABL Credit Agreement, secured obligations under capital leases and any secured debt that we may issue in the future to the extent of the value of the collateral securing such indebtedness.

The notes are obligations exclusively of U. S. Steel and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries' creditors.

The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all indebtedness or guarantees of indebtedness and other liabilities, including trade payables, of each of our subsidiaries. As of December 31, 2017, after giving effect to our New ABL Credit Agreement, this offering and our use of the net proceeds therefrom, our subsidiaries would have had approximately $2,120 million of total liabilities on a consolidated basis (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the notes. In addition, the indenture governing the notes does not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of a change of control repurchase event, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date, and we will be similarly required to offer to repurchase our senior unsecured notes. Additionally, under our New ABL Credit Agreement, a change of control (as defined therein) may constitute an event of default that permits the lenders to accelerate the maturity of borrowings under our New ABL Credit Agreement and the commitments to lend would terminate. The source of funds for any purchase of the notes and our senior unsecured notes and repayment of borrowings under our New ABL Credit Agreement will be our available cash on hand or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon the occurrence of a change of control repurchase event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control repurchase event and repay our other debt that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that will govern the notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of our New ABL Credit Agreement, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a change of control repurchase event that would require us to repurchase the notes, even though those corporate events could increase the level of our debt or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See "Description of the notes—Change of control offer."

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other debt, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other debt. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

The market price of the notes may decline if we enter into a transaction that does not constitute a change of control under the indenture that will govern the notes or if a change of control repurchase event does not occur for other reasons.

The term "change of control" (which will be defined in the indenture that will govern the notes) is limited in its scope and does not include many events that might cause the market price of the notes to decline. Furthermore, we are required to offer to repurchase the notes only upon the occurrence of a change of control repurchase event. Such an event occurs only if, as a result of such change of control, the notes receive certain reductions in ratings, and the rating agencies assigning the ratings expressly link the reductions in ratings to the change of control. As a result, our obligation to offer to repurchase the notes upon the occurrence of a change of control is limited, even though the market price of the notes may decline significantly in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

Although our senior unsecured notes generally have the same change of control protection as the notes, certain of our other creditors, such as the lenders under our New ABL Credit Agreement, have broader change of control protection.

Recently approved tax reforms may have an adverse impact on our business or holders of the notes.

On December 20, 2017, Congress passed (and the President subsequently signed on December 22, 2017) an extensive overhaul of the U.S. federal tax code (the "Tax Legislation"). The Tax Legislation makes significant changes to the taxation of individuals and corporations, which could significantly affect our business, operations, financial condition and results of operations, and may have an adverse impact on investors in the notes. Potential investors should consult their tax advisors about the Tax Legislation and its potential impact on making an investment in the notes.

There is no public market for the notes, which could limit their market price or your ability to sell them.

The notes are a new issue of securities for which there currently is no trading market. As a result, a market may not develop for the notes and you may not be able to sell your notes. Any notes that are traded after their initial issuance may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system. While the underwriters may make a market in the notes they are not required to do so and consequently any market making with respect to the notes may be discontinued at any time without notice. Even if the underwriters make a market in the notes the liquidity of such a market may be limited. See "Underwriting."

Changes in our credit ratings or the debt markets may adversely impact the market price of the notes.

The price for the notes will depend on a number of factors, including:

•
our credit ratings with major credit rating agencies;

•
the prevailing interest rates being paid by other companies that investors consider to be comparable to us;

•
the market price of our other debt securities;

•
our financial condition, operating results and future prospects; and

•
the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us, and the industries in which we operate as a whole. If in the future one or more rating agencies reduce or withdraw their rating, change their outlook or place the notes on "watch list," the market price of the notes may be adversely affected.

Use of proceeds

The net proceeds from the sale of the notes in this offering are estimated to be approximately $639 million, after deducting underwriting discounts and expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to fund the repurchase of our 8.375% Senior Secured Notes due 2021 in the Tender Offer or the Redemption and the payment of related fees and expenses.

Certain of the underwriters and/or their affiliates may hold a portion of our 8.375% Senior Secured Notes due 2021. Accordingly, such underwriters and/or their affiliates will receive a portion of the proceeds from this offering to the extent they tender such notes in the Tender Offer or upon the completion of the Redemption. See "Underwriting."

Ratio of earnings to fixed charges

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated:

	Year ended December 31,
	2017	2016		2015		2014	2013

Ratio of earnings to fixed charges(a)	1.93	(b	)	(c	)	1.07	(d	)

(a)   For the purposes of calculating the ratio of earnings to fixed charges, "earnings" are defined as income before income taxes and extraordinary items and before adjustment for noncontrolling interests in consolidated subsidiaries or income (loss) from equity investees, and capitalized interest, plus fixed charges, amortization of capitalized interest and distributions from equity investees. "Fixed charges" consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest.

(b)   Earnings did not cover fixed charges by $509 million.

(c)    Earnings did not cover fixed charges by $1,500 million.

(d)   Earnings did not cover fixed charges by $2,278 million.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2017:

•
on an actual basis; and

•
on an as adjusted basis to give effect to our entry into the New ABL Credit Agreement on February 26, 2018, the sale of the notes offered hereby and the application of the net proceeds therefrom, together with cash on hand, as described under the caption "Use of proceeds."

You should read the following table in conjunction with the sections entitled "Management's discussion and analysis of financial condition and results of operations" and our financial statements and notes included in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement.

	As of December 31, 2017
	(In millions)
	Actual	As adjusted

Total cash and cash equivalents(1)	$1,553	$1,351

Debt:
6.65% Senior Notes due 2037	350	350
6.875% Senior Notes due 2025	750	750
8.375% Senior Secured Notes due 2021(1)	780	—
7.375% Senior Notes due 2020	432	432
Notes offered hereby	—	650
Environmental revenue bonds	400	400
Fairfield caster lease	24	24
Other capital leases and all other obligations	1	1
Prior ABL Credit Agreement(2)	—	—
New ABL Credit Agreement(2)(3)	—	—
USSK Credit Facilities(4)	—	—
Less discounts and deferred issuance costs	(34)	(33)
Total Debt	$2,703	$2,574

Stockholders' equity:
Total Stockholders' Equity(5)	$3,321	$3,321

Total Capitalization	$6,024	$5,895

(1)   Assumes that all of our outstanding 8.375% Senior Secured Notes due 2021 are purchased in the Tender Offer. See "Summary—Recent developments—Tender offer for our 8.375% Senior Secured Notes due 2021." U. S. Steel will use a portion of its cash on hand to fund the Tender Offer, including the tender premium and related fees.

(2)   On February 26, 2018, we entered into the New ABL Credit Agreement, which replaces our Prior ABL Credit Agreement. See "Summary—Recent Developments—Refinancing our existing ABL Credit Agreement."

(3)   Availability under our New ABL Credit Agreement is limited to the lesser of a borrowing base and $1.5 billion, less the amount of any borrowings outstanding under our New ABL Credit Agreement. As of December 31, 2017, our availability under our New ABL Credit Agreement would have been approximately $1.5 billion. Our borrowing capacity under our New ABL Credit Agreement may be increased by up to $500 million, subject to certain conditions. See "Description of other indebtedness" for a description of the terms of our New ABL Credit Agreement and a discussion of certain limitations to our availability of borrowings thereunder.

(4)   The USSK Credit Facilities provide for borrowing capacity of up to €250 million. As of December 31, 2017, after giving effect to our New ABL Credit Agreement, this offering and our use of the net proceeds therefrom, we would have had availability of €248 million (or approximately $297 million) under the USSK Credit Facilities (after giving effect to approximately $3 million of outstanding customs and other guarantees). See "Description of other indebtedness" for a description of the terms of the USSK Credit Facilities.

(5)   As adjusted total stockholders' equity does not reflect non-recurring expenses we expect to incur in connection with this offering, including fees to investment bankers, attorneys and accountants, the write-off of discounts and deferred issuance costs, tender premium on our 8.375% Senior Secured Notes due 2021 and other transaction-related costs that will not be capitalized.

Description of other indebtedness

The following are summaries of the terms of our principal indebtedness. These summaries do not purport to be complete descriptions of all of the terms of the underlying agreements.

New ABL Credit Agreement

On February 26, 2018, we entered into our New ABL Credit Agreement, replacing our prior $1.5 billion credit facility agreement. Our New ABL Credit Agreement has not increased the size of our Prior ABL Credit Agreement.

Purpose

Borrowings under our New ABL Credit Agreement are available for general corporate purposes, including permitted acquisitions, working capital, and the issuance of letters of credit.

Borrowing base and availability

Availability under our New ABL Credit Agreement is limited to the lesser of a borrowing base and $1.5 billion, less the amount of any borrowings outstanding under our New ABL Credit Agreement. The borrowing base is calculated on a monthly (or more frequent under certain circumstances) valuation of our inventory and accounts receivable. Additionally, U. S. Steel must maintain a fixed charge coverage ratio of at least 1.00 to 1.00 for the most recent four consecutive quarters when availability under our New ABL Credit Agreement is less than the greater of 10 percent of the total aggregate commitments and $150 million. Based on the most recent four quarters as of December 31, 2017, we would have satisfied this covenant. However, our ability to maintain this fixed charge coverage ratio may be affected by events beyond our control and we may not be able to meet this ratio in future periods. If we are unable to meet this covenant in future periods, the amount available to the Company under this facility would be reduced by $150 million.

As of March 12, 2018, there were no amounts drawn under our New ABL Credit Agreement. As of March 12, 2018, our borrowing capacity under our New ABL Credit Agreement would have been approximately $1.5 billion.

Our borrowing capacity under our New ABL Credit Agreement may be increased by up to $500 million, subject to certain conditions including lenders agreeing to provide any such increase.

Interest and maturity

Our New ABL Credit Agreement provides for borrowings at annual interest rates based on defined, short-term market rates plus a spread based on availability and we are obligated to pay a commitment fee on the undrawn portion of the facility. Such interest and commitment fee is payable quarterly in arrears. Our New ABL Credit Agreement matures on February 26, 2023. The maturity will be accelerated to the date which is 45 days prior to the stated maturity of any series of our senior notes if excess cash and credit facility availability do not meet the liquidity conditions set forth in our New ABL Credit Agreement.

Prepayments

Voluntary prepayments are permitted in whole or in part, in minimum amounts as set forth in our New ABL Credit Agreement, with prior notice but without premium or penalty.

Collateral and guarantees

Borrowings under our New ABL Credit Agreement are secured by first-priority liens on certain inventory and trade accounts receivable of U. S. Steel and the guarantors. Certain of our direct and indirect domestic subsidiaries have guaranteed our New ABL Credit Agreement.

Covenants and other matters

In addition to the fixed charge coverage ratio covenant described above, our New ABL Credit Agreement contains other customary terms and conditions including, among other things, restrictions on our ability to create certain liens and to consolidate, merge or transfer all, or substantially all, of our assets.

USSK €200 million unsecured revolving credit facility

On February 22, 2016, U. S. Steel Košice s.r.o. ("USSK") entered into a €200 million unsecured revolving credit facility (the "USSK Credit Agreement").

Purpose

Borrowings under the USSK Credit Agreement are available for general corporate purposes. As of December 31, 2017, USSK had no borrowings under the USSK Credit Agreement and had availability of €200 million (or approximately $240 million).

Interest and maturity

The USSK Credit Agreement bears interest at the applicable inter-bank offer rate plus a margin and USSK is obligated to pay a commitment fee on the undrawn portion of the facility. The USSK Credit Agreement expires on July 15, 2021.

Collateral and guarantees

The USSK Credit Agreement is unsecured and USSK is the sole obligor under the USSK Credit Agreement.

Covenants and other matters

The USSK Credit Agreement includes customary terms and conditions including, among others, covenants that limit USSK's ability to incur liens, sell assets, incur indebtedness or enter into any merger or similar arrangement. In addition, the USSK Credit Agreement includes financial covenants related to maximum leverage, maximum net debt to tangible net worth and minimum interest coverage ratios. These financial covenants are measured semi-annually for the period covering the last twelve calendar months. USSK may not draw on the USSK Credit Agreement until the next measurement date if it does not comply with any of the financial covenants.

USSK €40 million unsecured revolving credit facility

On December 14, 2015, USSK entered into a €40 million unsecured revolving credit facility (the "2015 USSK Facility"), which replaced a €20 million unsecured revolving credit facility that expired in December 2015.

Purpose

The 2015 USSK Facility is available for general corporate purposes, including as an overdraft facility and for the issuance of guarantees and letters of credit. As of December 31, 2017, USSK had no borrowings under the 2015 USSK Facility and availability was €40 million (or approximately $48 million).

Interest and maturity

The 2015 USSK Facility bears interest at the applicable inter-bank offer rate plus a margin and USSK is obligated to pay a commitment fee on the undrawn portion of the facility. The 2015 USSK Facility expires on December 17, 2018.

Collateral and guarantees

The 2015 USSK Facility is unsecured and USSK is the sole obligor under the 2015 USSK Facility.

Covenants and other matters

The 2015 USSK Facility includes customary terms and conditions, including, among others, covenants that limit USSK's ability to incur liens, sell assets, incur indebtedness or enter into any merger or similar arrangement.

USSK €10 million unsecured credit facility

On December 6, 2013, USSK entered into a €10 million unsecured credit facility, as amended on December 4, 2015, October 31, 2016, and as further amended on October 27, 2017 (the "2013 USSK Facility" and, together with the USSK Credit Agreement and the 2015 USSK Facility, the "USSK Credit Facilities"). Under the amended terms of the 2013 USSK Facility, USSK may draw up to €10 million until December 31, 2018.

Purpose

The 2013 USSK Facility is available as an overdraft facility, and for the issuance of guarantees and letters of credit. As of December 31, 2017, USSK had no borrowings under the 2013 USSK Facility and the availability was €8 million (or approximately $9 million) due to approximately $3 million of outstanding customs and other guarantees.

Interest and maturity

The 2013 USSK Facility bears interest at the applicable inter-bank offer rate plus a margin and USSK is obligated to pay a commitment fee on the undrawn portion of the facility. The 2013 USSK Facility expires on December 31, 2018, subject to a one-year extension at the mutual consent of USSK and the lender under the facility.

Collateral and guarantees

The 2013 USSK Facility is unsecured and USSK is the sole obligor under the 2013 USSK Facility.

Covenants and other matters

The 2013 USSK Facility includes customary terms and conditions including, among others, covenants that limit USSK's ability to incur liens or enter into any merger or similar arrangement.

Senior unsecured notes

Beginning on May 21, 2007, we issued several series of unsecured senior notes under a single base indenture. Each series of senior notes was issued pursuant to a supplemental indenture, containing terms specific to that series of notes.

None of the senior notes are guaranteed by our subsidiaries.

Covenants and other matters

The senior notes contain customary terms and conditions including, among other things, limitations on liens and sale-leasebacks, the obligation to make an offer to repurchase the notes upon a change of control repurchase event (as defined in the applicable supplemental indenture), and limitations on our ability to consolidate, merge or transfer all, or substantially all, of our assets.

Set forth below are the principal additional terms of each outstanding series of senior notes.

2020 Senior Notes

On March 19, 2010, we issued $600 million in aggregate principal amount of our 7.375% Senior Notes due 2020 (the "2020 Senior Notes"). In 2016, the Company completed a cash tender offer and open market purchases of approximately $168 million in aggregate principal amount of the 2020 Notes. As of December 31, 2017, $432 million in aggregate principal amount of the 2020 Senior Notes were outstanding.

Interest and maturity

The 2020 Senior Notes bear interest at 7.375% per annum. Accrued interest is paid semiannually on April 1 and October 1 of each year. The 2020 Senior Notes will mature on April 1, 2020.

Optional redemption

We may redeem the 2020 Senior Notes in whole or in part at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2020 Senior Notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 Senior Notes, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined therein) plus 50 basis points, plus accrued interest to the date of redemption.

2025 Senior Notes

On August 4, 2017, we issued $750 million in aggregate principal amount of our 6.875% Senior Notes due 2025 (the "2025 Senior Notes").

Interest and maturity

The 2025 Senior Notes bear interest at 6.875% per annum. Accrued interest is paid semiannually on February 15 and August 15 of each year. The 2025 Senior Notes will mature on August 15, 2025.

Optional redemption

We may redeem the 2025 Senior Notes, at our option, at any time in whole or from time to time in part, at the redemption prices (expressed in percentages of the principal amount) listed below, plus accrued and unpaid interest on the 2025 Senior Notes, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below.

Year	Percentage

2020	103.438%
2021	101.719%
2022 and thereafter	100.000%

Prior to August 15, 2020, we may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the 2025 Senior Notes with the net cash proceeds of one or more equity offerings at a redemption price equal to 106.875% of the principal amount of the 2025 Senior Notes, plus accrued and unpaid interest to, but excluding, the applicable redemption date.

In addition, at any time prior to August 15, 2020, we may on any one or more occasions redeem some or all of the 2025 Senior Notes at a redemption price equal to 100% of the principal amount of the 2025 Senior Notes, together with accrued and unpaid interest, if any, to the date of redemption, plus a "make-whole" premium.

2037 Senior Notes

On May 21, 2007, we issued $350 million in aggregate principal amount of our 6.65% Senior Notes due 2037 (the "2037 Senior Notes").

Interest and maturity

The 2037 Senior Notes bear interest at 6.65% per annum. Accrued interest is paid semiannually on June 1 and December 1 of each year. The 2037 Senior Notes will mature on June 1, 2037.

Optional redemption

We may redeem the 2037 Senior Notes in whole or in part at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2037 Senior Notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the 2037 Senior Notes, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined therein) plus 30 basis points, plus accrued interest to the date of redemption.

2021 Senior Secured Notes

On May 10, 2016, we issued $980 million of 8.375% Senior Secured Notes due 2021 (the "2021 Senior Secured Notes"). In December 2017, we completed the redemption of $200 million aggregate principal amount of the 2021 Senior Secured Notes. We intend to use the net proceeds from this offering, together with cash on hand, to fund the repurchase of the $780 million aggregate outstanding principal amount of the 2021 Senior Secured Notes in the Tender Offer or the Redemption.

Interest and maturity

The 2021 Senior Secured Notes bear interest at 8.375% per annum. Accrued interest is paid semiannually on January 1 and July 1 of each year. The 2021 Senior Secured Notes will mature on July 1, 2021.

Collateral and guarantees

The 2021 Senior Secured Notes are secured by first-priority liens on substantially all of the tangible and intangible assets of U. S. Steel's domestic flat-rolled business, exclusive of the collateral securing the obligations under our New ABL Credit Agreement. Certain of our direct and indirect domestic subsidiaries have guaranteed the 2021 Senior Secured Notes, excluding subsidiaries in our Tubular segment.

Optional redemption

On or after July 1, 2018, we may redeem the 2021 Senior Secured Notes at our option, at any time in whole or from time to time in part, at the redemption prices (expressed in percentages of the principal amount) listed below, plus accrued and unpaid interest to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of each of the years indicated below.

Year	Percentage

2018	106.28%
2019	104.19%
2020 and thereafter	100.00%

Prior to July 1, 2018, we may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the 2021 Senior Secured Notes with the net cash proceeds of one or more equity offerings at a redemption price equal to 108.375% of the principal amount of the 2021 Senior Secured Notes, plus accrued and unpaid interest to, but excluding, the applicable redemption date.

In addition, at any time prior to July 1, 2018, we may on any one or more occasions redeem some or all of the 2021 Senior Secured Notes at a redemption price equal to 100% of the principal amount of the 2021 Senior Secured Notes, together with accrued and unpaid interest, if any, to the date of redemption, plus a "make-whole" premium.

Covenants and other matters

The 2021 Senior Secured Notes contain customary terms and conditions including, among other things, limitations on liens and sale-leasebacks, the obligation to make an offer to repurchase the 2021 Senior Secured Notes upon a change of control repurchase event (as defined in the indenture governing the 2021 Senior Secured Notes), and limitations on our ability to consolidate, merge or transfer all, or substantially all, of our assets. In addition, upon the occurrence of certain assets sales, we may be required to use the net proceeds from such asset sales to make an offer to repurchase the 2021 Senior Secured Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Environmental revenue bonds

As of December 31, 2017, we had several series of environmental revenue bonds in an aggregate principal amount of $400 million outstanding. These series of environmental revenue bonds bear interest at rates between 5.75% and 6.875% per annum and they will mature between 2019 and 2042.

Description of the notes

The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus following the caption "Description of the debt securities."

In this description of the notes, the terms "Company," "we," "us" and similar words refer only to United States Steel Corporation and not to any of its subsidiaries. The notes constitute a separate series under the senior indenture.

The notes will be issued under a senior indenture dated May 21, 2007, as amended and supplemented, between us and The Bank of New York Mellon, as trustee. The senior indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed a form of the senior indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description summarizes selected provisions of the senior indenture and the notes. It does not restate the senior indenture or the terms of the notes in their entirety. We urge you to read the forms of the senior indenture and the notes because the senior indenture and the notes define the rights of noteholders.

General

The notes:

•
will be our senior unsecured obligations;

•
will mature on March 15, 2026;

•
will be subject to earlier redemption at our option as described following the caption "—Optional redemption";

•
will not have the benefit of any sinking fund;

•
will not be convertible into any other security;

•
will be issued in denominations of $1,000 and in integral multiples of $1,000 thereof; and

•
will be represented by one or more registered notes in global form but in certain limited circumstances may be represented by notes in certificated form. See "Book-entry issuance."

Interest on the notes will:

•
accrue at the rate of 6.250% per annum;

•
accrue from March 15, 2018 or the most recent interest payment date on which interest was paid;

•
be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2018;

•
be payable to the holders of record on the March 1 and September 1 immediately preceding the related interest payment date; and

•
be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.

Ranking

The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future senior and unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness, including all borrowings under our New ABL Credit Agreement, to the extent of the assets securing such indebtedness and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of our bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries' indebtedness and obligations and liabilities are paid in full. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries' assets before our creditors, including the noteholders.

As of December 31, 2017, after giving effect to our New ABL Credit Agreement, this offering and our use of the net proceeds therefrom as described under "Use of proceeds":

•
we would have had approximately $2,574 million of total indebtedness (including the notes);

•
our availability under the USSK Credit Facilities would have been approximately €248 million (or approximately $297 million), after giving effect to approximately $3 million of outstanding customs and other guarantees, and our availability under our New ABL Credit Agreement would have been approximately $1,500 million. Our borrowing capacity under our New ABL Credit Agreement may be increased by up to $500 million, subject to certain conditions; and

•
our subsidiaries would have had approximately $2,120 million of total liabilities on a consolidated basis (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the notes.

Additional issuances

We may issue additional notes, without limitation and without your consent. If we issue additional notes offered by this prospectus supplement under the senior indenture, they will have the same terms and conditions as the notes being offered by this prospectus supplement in all respects (except for the payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes being offered by this prospectus supplement; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Optional redemption

On and after March 15, 2021, we may redeem the notes, at our option, at any time in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount) listed below, plus accrued and unpaid interest on the notes, if any, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below.

Year	Percentage

2021	103.125%
2022	101.563%

2023 and thereafter	100.000%

At any time prior to March 15, 2021, we may also redeem the notes, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•
100% of the principal amount of the notes to be redeemed; or

•
the sum of the present values of the redemption price of the notes to be redeemed if they were redeemed on March 15, 2021 (as described in the prior paragraph) and all required interest payments due on such notes through March 15, 2021, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Prior to March 15, 2021, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the Net Cash Proceeds of one or more Equity Offerings, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 106.25% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption; provided that

(1)
at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) remains outstanding after each such redemption; and

(2)
such redemption occurs within 90 days after the closing of such Equity Offering.

The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail to each holder of notes to be redeemed at its registered address or otherwise delivered to each such holder of notes in accordance with the applicable procedures of DTC, in each case at least 30 but not more than 60 days before the redemption date. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all of the notes are redeemed at any time, the trustee will select notes on a pro rata basis or by any other method the trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

"Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the period from the redemption date to March 15, 2021 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

"Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if we are unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by us.

"Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us from time to time.

"Reference Treasury Dealer" means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. and their respective successors and any other primary U.S. government securities dealer in New York City (each, a "Primary Treasury Dealer") selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

"Treasury Yield" means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed by us as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

Any redemption may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent. If a redemption is subject to the satisfaction of one or more conditions precedent, the Company may delay the redemption date until such time as any or all such conditions shall be satisfied, and any related redemption notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

The notes will not be entitled to the benefit of any sinking fund. We may at any time and from time to time purchase notes in the open market, by tender offer, through privately negotiated transactions or otherwise.

Change of control offer

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the notes as already described, the Company will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $1,000 and in integral multiples of $1,000) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1)
accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

(2)
deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered, the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

The Company will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer.

The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between the Company and the underwriters. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. As contemplated by the definition of Change of Control, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings of the notes. Restrictions on the ability of the Company to incur Liens (as defined herein) and enter into sale and leaseback transactions are contained in the covenants as described following the caption "—Covenants—Limitation on liens" and "—Covenants—Limitation on sale and leaseback transactions." Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the senior indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The Company may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. Even if it has sufficient funds, the Company may be prohibited from repurchasing the notes under the terms of its future debt instruments. See "Risk factors—Risks related to an investment in the notes—We may not be able to repurchase the notes upon a change of control repurchase event."

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

"Change of Control" shall occur if: (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); (2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; (3) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any direct or indirect parent entity of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or (4) the adoption by the stockholders of the Company or any direct or indirect parent entity of the Company of a plan or proposal for the liquidation or dissolution of the Company or any such parent entity.

"Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Ratings Event.

"Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor Rating Categories of Moody's), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

"Moody's" means Moody's Investors Service Inc. and any successor to its rating agency business.

"Rating Agency" means (1) each of Moody's and S&P and (2) if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody's or S&P, or both, as the case may be.

"Rating Category" means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

"Rating Date" means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

"Ratings Event" means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

"S&P" means Standard & Poor's Ratings Group Inc., a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

"Voting Stock" of any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Except as described in "—Limitation on liens" and "—Limitation on sale and leaseback transactions," neither the Company nor any of its subsidiaries will be restricted by the senior indenture from:

•
incurring any indebtedness or other obligations;

•
paying dividends or making distributions on the Company's capital stock or the capital stock of any of its subsidiaries;

•
purchasing or redeeming the Company's capital stock or the capital stock of any of its subsidiaries; or

•
entering into transactions with affiliates.

In addition, the Company will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the Company or the price of the notes, except to the limited extent described under the caption "—Change of control offer." Among other things, the senior indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent described under the caption "—Change of control offer."

The senior indenture contains the following principal covenants:

Limitation on liens

The Company will not Incur, and will not permit any of its Subsidiaries to Incur, any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, "Liens") upon (a) any Principal Property of the Company or any Principal Property of a Subsidiary or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of the Company, any other Indebtedness of the Company or any Subsidiary ranking equally in right of payment with the notes) are equally and ratably secured with or, at the option of the Company, prior to, such Indebtedness.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of such Lien.

The foregoing restriction does not apply, with respect to any person, to any of the following:

(1)
leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)
Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to DTC;

(3)
Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)
minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(5)
Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person; provided, however, that the Lien may not extend to any other property owned by such person at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(6)
Liens existing on the Issue Date;

(7)
Liens on property or shares of capital stock of another person at the time such other person becomes a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(8)
Liens securing industrial revenue or pollution control bonds issued for the benefit of the Company;

(9)
Liens on property at the time such person or any of its subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such person or a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(10)
Liens securing Indebtedness or other obligations of a subsidiary of such person owing to such person or a wholly-owned subsidiary of such person;

(11)
Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (5), (6), (7), (8) or (9); provided, however, that: (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described in clauses (5), (6), (7), (8) or (9) at the time the original Lien became a Lien permitted under the senior indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(12)
Liens on assets subject to a sale and leaseback transaction securing Attributable Debt permitted to be Incurred as described following the caption "—Covenants—Limitation on sale and leaseback transactions."

Notwithstanding the foregoing restrictions, the Company and its Subsidiaries will be permitted to Incur Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, if any, provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all Attributable Debt outstanding pursuant to the second paragraph of the "—Limitation on sale and leaseback transactions" covenant, does not exceed 17.5% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or Incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the notes, create or Incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on sale and leaseback transactions

The Company will not directly or indirectly, and will not permit any of its Subsidiaries that own a Principal Property directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)
such transaction was entered into prior to the date of issuance of the notes (other than any additional notes);

(2)
such transaction was for the sale and leasing back to the Company or one of its Subsidiaries of any property by the Company or one of its Subsidiaries;

(3)
such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years),

(4)
the Company would be entitled to Incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the last paragraph of the "—Limitation on liens" covenant already described; or

(5)
the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term Indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver notes of both series to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the last paragraph of the "—Limitation on liens" covenant already described, does not exceed 17.5% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

Merger, consolidation or sale of assets

The Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey substantially all of its assets to another person or group of affiliated persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if:

•
the Company is the continuing person or the successor person (if other than the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the senior indenture, including payment of the principal and interest on the notes, and the performance and observance of all of the covenants and conditions of the senior indenture to be performed by the Company; and

•
there is no default under the senior indenture.

For purposes of this covenant only, "substantially all of its assets" means, at any date, a portion of the non-current assets reflected in the Company's consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66% of the total reported value of such assets.

Upon such a succession, the Company will be relieved from any further obligations under the senior indenture.

Events of default

The events of default with respect to the notes will be those events described in "Description of the debt securities—Events of default" in the accompanying prospectus, except that the following will also be an event of default:

(1)
a failure by the Company to repurchase notes of such series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant set forth following the caption "—Change of control offer".

For a description of the remedies available to holders of the notes as a result of an event of default, see "Description of the debt securities—Events of default" in the accompanying prospectus.

Definitions

The senior indenture contains the following defined terms:

"Attributable Debt" means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

"Common Stock" means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

"Consolidated Net Tangible Assets" means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which "Consolidated Net Tangible Assets" is being determined.

"Equity Offering" means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (1) public offerings with respect to the Company's Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

"Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee," when used as a verb, has a correlative meaning.

"Holder" means the person in whose name a note is registered on the security register books.

"Incur" means issue, assume, guarantee or otherwise become liable; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

"Indebtedness" means, with respect to any person, obligations of such person for borrowed money (including without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

"Issue Date" means March 15, 2018.

"Net Cash Proceeds," with respect to any issuance or sale of Common Stock, or options, warrants or rights with respect to its Common Stock, means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

"Principal Property" means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Subsidiary" means, with respect to any person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity owning a majority of the shares of securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both by the parent.

Trustee

The Bank of New York Mellon will be the trustee, security registrar and paying agent for the notes. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and transfer

You may exchange or transfer the notes in accordance with the senior indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See "—Book-entry issuance."

Payment and paying agents

The Bank of New York Mellon will act as our paying agent for the notes. We may choose to pay interest by mailing checks or making wire or other electronic funds transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including any use of the trustee's corporate trust office. We may appoint or change any paying agent without prior notice to any holder.

Book-entry issuance

The notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC's records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants' records. DTC will have no knowledge of your individual ownership of the notes. DTC's records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.

We understand that is DTC's current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants' accounts on the payment date based on their holdings. In addition, we understand that it is DTC's current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or the Company.

Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•
DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•
an event of default occurs and is continuing in respect of the notes; or

•
we decide to discontinue the book-entry system.

If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

Certain U.S. federal income tax considerations

The following is a summary of certain material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the "IRS") so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note held as a capital asset by a beneficial owner who purchases the note on original issuance at the first price, which we refer to as the "issue price," at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•
tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•
tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•
tax consequences to U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar;

•
tax consequences to entities treated as partnerships for U.S. federal income tax purposes and investors therein;

•
tax consequences to certain former citizens or residents of the United States;

•
tax consequences attributable to persons being required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement;

•
alternative minimum tax consequences, if any;

•
any state, local or foreign tax consequences; and

•
estate or gift taxes.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity or arrangement. If you are a partner or member in such an entity or arrangement holding the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation

(including as a result of the Tax Legislation), as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term "U.S. holder" to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:

•
an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term "non-U.S. holder" to describe a beneficial owner of notes that is neither a U.S. holder nor a partnership or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. holders

Payment of interest

Stated interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder's usual method of accounting for tax purposes.

Sale, redemption or other taxable disposition of notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less any amounts attributable to accrued stated interest, which will be taxable as such) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be a capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, this capital gain or loss will be long-term capital gain or loss. Otherwise, this capital gain or loss will be short-term capital gain or loss. In the case of a U.S. holder other than a corporation, including an individual, long-term capital gains will be subject to tax at a maximum tax rate of 20%. A U.S. holder's ability to deduct capital losses may be limited.

Medicare tax on unearned income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of notes. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.

Consequences to non-U.S. holders

Payment of interest

Subject to the discussion below under "—Foreign Account Tax Compliance Act" and "—Information reporting and backup withholding," interest paid to a non-U.S. holder on its notes will not be subject to U.S. federal withholding tax provided that:

•
such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•
such holder is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

•
such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
(1) the non-U.S. holder certifies in a statement provided to the applicable withholding agent, under penalties of perjury, that it is not a United States person within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a United States person and provides the applicable withholding agent with a copy of such statement or (3) the non-U.S. holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied.

A non-U.S. holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder's conduct of a U.S. trade or business (and, if an applicable income tax treaty so requires, is attributable to a U.S. "permanent establishment") (as discussed below under "—Consequences to non-U.S. holders—U.S. trade or business") and the holder provides the applicable withholding agent with a properly executed IRS Form W-8ECI (or applicable successor form).

If a non-U.S. holder does not satisfy the requirements above, interest paid to such non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax. Such rate also may be reduced or eliminated under a tax treaty between the United States and the non-U.S. holder's country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. holder must generally complete an IRS Form W-8BEN or an IRS Form W-8BEN-E (or applicable successor form) and claim the reduction or exemption on the form.

Sale, redemption or other taxable disposition of notes

Subject to the discussion below under "—Foreign Account Tax Compliance Act" and "—Information reporting and backup withholding," a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, redemption or other taxable disposition of a note so long as (1) the gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or, if an applicable tax treaty so requires, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder) and (2) in the case of a non-U.S. holder who is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A non-U.S. holder that does not meet this exemption is encouraged to consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder's gain realized on a note.

U.S. trade or business

If interest paid on a note or gain from a disposition of a note is effectively connected with a non-U.S. holder's conduct of a U.S. trade or business (and, if an income tax treaty so requires, the non-U.S. holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the non-U.S. holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder. A non-U.S. holder that is a non-U.S. corporation may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain from a disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act or "FATCA") on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement governing FATCA between the United States and an applicable foreign country may modify the requirements described in this paragraph.

Under applicable U.S. Treasury regulations, withholding under FATCA generally will apply to payments of interest on a note. Withholding on withholdable payments of gross proceeds begins on January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

Information reporting and backup withholding

U.S. holders

Payments to a U.S. holder of interest on a note, or proceeds from the sale or other disposition of a note by a U.S. holder, are generally subject to information reporting unless the U.S. holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding tax if such U.S. holder fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding or if the U.S. holder fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest on the notes provided that the applicable withholding agent does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, and such withholding agent has received from the non-U.S. holder the required certification that it is a non-U.S. holder. Generally, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, will be reported to the IRS.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes by a non-U.S. holder within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder certifies to the payor under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain ERISA considerations

The U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on "employee benefit plans" (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA Plans") and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with the documents governing the ERISA Plan. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan's particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under "Risk Factors" and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any notes it may purchase.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but to which Section 4975 of the Code applies, such as individual retirement accounts and Keogh plans, including entities whose underlying assets include the assets of such plans (collectively, together with ERISA Plans, "Plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction (each a "prohibited transaction"). A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Governmental plans (as defined in Section 3(32) of ERISA), non-U.S. plans (as defined in Section 4(b)(4) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to non-U.S., federal, state, local or other applicable laws that are substantially similar to the foregoing provisions of ERISA and the Code ("Similar Laws"). Fiduciaries of any such plans should consult with their counsel before purchasing any notes.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the

U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes by a Plan. The class exemptions which the DOL has issued include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that the applicable party in interest does not (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Plans considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes may not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Representations

By acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Additionally, if any purchaser or subsequent transferee of a note is using assets of a Plan to acquire and hold the notes, such purchaser or subsequent transferee will be deemed to have represented and warranted that (i) none of the Company, the underwriters or any of their respective affiliates has acted as the Plan's fiduciary, or has been relied upon for any advice, with respect to the purchaser or transferee's decision to acquire and hold the notes and none of the Company, the underwriters or any of their respective affiliates shall at any time be relied upon as the Plan's fiduciary with respect to any decision to acquire, continue to hold or transfer the notes and (ii) the decision to invest in the notes has been made at the recommendation or direction of an "independent fiduciary" ("Independent Fiduciary") within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended (the "Fiduciary Rule"), who (a) is independent of the Company and the underwriters; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser or transferee's investment in the notes and is responsible for exercising independent judgment in evaluating the investment in the notes; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the "Advisers Act") or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such a Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Exchange Act; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser or transferee holds the notes hold or have under management or control, total assets of at least $50 million; and (e) is aware of and acknowledges that (I) none of the Company, the underwriters or any of their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser's or transferee's investment in the notes, and that (II) none of the Company, the underwriters and their respective affiliates have a financial interest in the purchaser's or transferee's investment in the notes on account of the proceeds, fees and other remuneration they expect to receive in connection with transactions contemplated hereunder.

It is understood and agreed, and by acquiring a note or any interest therein each person acting on behalf of a Plan (or any other plan subject to Similar Laws) to make such acquisition, that none of the transaction parties or other persons that provide marketing services, nor any of their affiliates, has provided or is providing investment advice of any kind whatsoever (whether impartial or otherwise) or is giving any advice in a fiduciary or other capacity, in connection with the plan's acquisition of a note or any interest therein.

Underwriting

J.P. Morgan Securities LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$97,500,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$65,000,000
Barclays Capital Inc.	$65,000,000
Wells Fargo Securities, LLC	$65,000,000
Credit Suisse Securities (USA) LLC	$44,688,000
Citigroup Global Markets Inc.	$39,000,000
Goldman Sachs & Co. LLC	$38,188,000
Morgan Stanley & Co. LLC	$38,188,000
SunTrust Robinson Humphrey, Inc.	$32,500,000
Citizens Capital Markets, Inc.	$29,250,000
PNC Capital Markets LLC	$29,250,000
BMO Capital Markets Corp.	$23,562,000
Commerz Markets LLC	$23,562,000
ING Financial Markets LLC	$23,562,000
BNY Mellon Capital Markets, LLC	$17,875,000
The Huntington Investment Company	$17,875,000

Total	$650,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.375% of the principal amount of the notes. In addition, the representative has advised us that the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to 0.25% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

The expenses of the offering, not including the underwriting discount, are estimated at $1 million and are payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No sales of similar securities

We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of J.P. Morgan Securities LLC, offer, sell, contract to sell or otherwise dispose of, any debt securities issued or guaranteed by us and having a term of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as the administrative agent and collateral agent under our New ABL Credit Agreement. In addition, affiliates of certain of the underwriters are lenders under our New ABL Credit Agreement. Certain of the underwriters and/or their affiliates hold a portion of our 8.375% Senior Secured Notes due 2021. Accordingly, such underwriters and/or their affiliates will receive a portion of the proceeds from this offering to the extent they tender such notes in the Tender Offer or upon the completion of the Redemption. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is administrative agent under a credit facility of our USS-POSCO Industries joint venture. J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as dealer managers for the Tender Offer.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates currently hedge and are likely to hedge in the future, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic

Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to prospective investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

DLA Piper LLP (US), New York, New York, will pass upon certain legal matters for us in connection with the issuance of the notes. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon the validity of the notes for the underwriters.

Experts

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report to Stockholders—Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

United States Steel Corporation
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

        We may from time to time offer and sell senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units or any combination of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities or debt or equity securities of one or more other entities.

        We may offer and sell these securities to or through one or more underwriters, dealers or agents, directly to other purchasers, on a continuous or delayed basis, or to holders of other securities in exchanges in connection with acquisitions.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "X."

        Investing in these securities involves certain risks. See "Risk Factors" on page 4 and the other information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

The date of this Prospectus is March 3, 2016.

ABOUT THIS PROSPECTUS

        This prospectus is a part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may offer and sell, at any time or from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of those securities, including, where applicable, the following:

  •
  The type and amount of securities that we propose to sell;

  •
  The initial public offering price of the securities;

  •
  The names of any underwriters or agents through or to which we will sell the securities;

  •
  The compensation of those underwriters or agents; and

  •
  Information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

        The prospectus supplement and any "free writing prospectus" that we authorize to be delivered to you may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus together with the additional information described below under the heading "Where You Can Find More Information."

        Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a free writing prospectus, post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may be then permitted under applicable laws, rules or regulations.

WHERE YOU CAN FIND MORE INFORMATION

        United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement and is not incorporated into this prospectus or any prospectus supplement.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Our Definitive Proxy Statement on Schedule 14A, dated March 13, 2015; and

  •
  The description of our common stock contained in our registration statement on Form S-4 filed with the SEC on September 7, 2001, as amended.

        Any statement contained in a document incorporated by reference to this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

        Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

        We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost.

        Requests for documents should be directed to:

United States Steel Corporation
Office of the Secretary
600 Grant Street
Pittsburgh, Pennsylvania 15219-2800
(412) 433-1121
(412) 433-2811 (fax)

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in it contain information that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections.

        Generally, we have identified such forward-looking statements by using the words "believe," "expect," "intend," "estimate," "anticipate," "project," "target", "forecast", "aim," "will" and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company's beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in this prospectus and in the information incorporated herein by reference, including in "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission that are incorporated herein by reference.

THE COMPANY

        United States Steel Corporation (U. S. Steel) is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe. An integrated steel producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 22 million net tons (17 million tons in the United States and 5 million tons in Europe). U. S. Steel is also engaged in other business activities consisting primarily of railroad services and real estate operations.

        United States Steel Corporation is a Delaware corporation. U. S. Steel's principal executive offices are located at 600 Grant Street, Pittsburgh, PA 15219-2800, and its telephone number is (412) 433-1121. For more information about U. S. Steel, see "Where you can find more information about U. S. Steel".

        References in this prospectus to the "Registrant," "Company," "United States Steel," "U. S. Steel," "U. S. Steel," "we," "us" and "our" are to United States Steel Corporation and its subsidiaries.

RISK FACTORS

        Investing in our securities involves risks. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, which is incorporated by reference in this prospectus, in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)
Continuing Operations

			Year Ended December 31,
	2015		2014	2013		2012		2011		2010
Ratio of earnings to fixed charges(a)		(b)	1.07		(c)		(d)		(e)		(f)
Ratio of earnings to combined fixed charges and preference dividends(g)		(b)	1.07		(c)		(d)		(e)		(f)

(a)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" are defined as income from continuing operations before income taxes and before adjustment for noncontrolling interests in consolidated subsidiaries or income (loss) from equity investees, less capitalized interest, plus fixed charges, and distributions from equity investees. "Fixed charges" consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest.

(b)
Earnings were not sufficient to cover fixed charges by $1,500 million for the year ended December 31, 2015.

(c)
Earnings were not sufficient to cover fixed charges by $2,278 million for the year ended December 31, 2013.

(d)
Earnings were not sufficient to cover fixed charges by $80 million for the year ended December 31, 2012.

(e)
Earnings were not sufficient to cover fixed charges by $64 million for the year ended December 31, 2011.

(f)
Earnings were not sufficient to cover fixed charges by $415 million for the year ended December 31, 2010.

(g)
For the purposes of calculating the ratio of earnings to combined fixed charges and preference dividends, "earnings" are defined as income from continuing operations before income taxes and before adjustment for noncontrolling interests in consolidated subsidiaries or income (loss) from equity investees, less capitalized interest, plus fixed charges, and distributions from equity investees. "Fixed charges" consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest. There were no preferred dividends payable during the periods covered by the table.

 USE OF PROCEEDS

        The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or free writing prospectus applicable to a particular offering. General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, funding employee obligations, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES

        The following is a general description of the debt securities (the "Debt Securities") that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

        The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, or any successor trustee, and U. S. Steel, as supplemented by the First Supplemental Indenture, dated as of May 21, 2007, the Second Supplemental Indenture, dated as of December 10, 2007, the Third Supplemental Indenture, dated as of May 4, 2009, the Fourth Supplemental Indenture, dated as of March 19, 2010, the Fifth Supplemental Indenture, dated as of March 15, 2012, the Sixth Supplemental Indenture, dated as of March 26, 2013, and as further amended and supplemented from time to time. We will issue the subordinated Debt Securities under a subordinated indenture to be entered into between U. S. Steel and a trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. References to specific "Sections" refer to the applicable Sections of the applicable indenture.

        The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as a holder of the Debt Securities. See the information under the heading "Incorporation of Certain Information by Reference" to contact us for a copy of the appropriate indenture.

General

        The senior Debt Securities will be unsubordinated obligations, will rank on par with all other unsubordinated debt obligations of U. S. Steel and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated Debt Securities will be subordinate in right of payment to Senior Indebtedness (as hereinafter defined under the heading "Subordinated Debt Securities—Subordination"). A description of the subordinated Debt Securities is provided below under the heading "Subordinated Debt Securities." The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to this registration statement.

Terms

        The indentures do not limit the principal amount of debt we may issue.

        The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by U. S. Steel. Each Debt Security represented by a global security is referred to as a "book-entry security."

        Debt Securities may be issued from time to time pursuant to this prospectus, and will be offered on terms determined at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Debt Securities may be denominated in U.S. dollars or other currencies, and unless otherwise provided in the applicable prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

        Please refer to the applicable prospectus supplement for the specific terms of the Debt Securities offered including the following:

  1.
  Designation of an aggregate principal amount, purchase price, denomination and whether senior or subordinated;

  2.
  Date of maturity;

  3.
  If other than U.S. currency, the currency for which the Debt Securities may be purchased;

  4.
  The interest rate or rates and, if floating rate, the method of calculating interest;

  5.
  The times at which any premium and interest will be payable;

  6.
  The place or places where principal, any premium and interest will be payable;

  7.
  Any redemption or sinking fund provisions or other repayment obligations;

  8.
  Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

  9.
  The application, if any, of the defeasance provisions to the Debt Securities;

  10.
  If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

  11.
  Any obligation we may have to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

  12.
  Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

  13.
  Any additional covenants applicable to the Debt Securities being offered;

  14.
  Any additional events of default applicable to the Debt Securities being offered;

  15.
  The terms of subordination, if applicable;

  16.
  The terms of conversion, if applicable;

  17.
  Any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities; and

  18.
  Any other specific terms including any terms that may be required by or advisable under applicable law.

        Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Certain Covenants of U. S. Steel in the Indentures

  Payment

        U. S. Steel will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities (Section 10.01). Unless otherwise provided in the applicable prospectus supplement, U. S. Steel will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment (Section 3.07).

        Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to U. S. Steel at its request. After this occurs, the holder of that security must look only to U. S. Steel for payment of that amount and not to the trustee or paying agent (Section 10.03).

  Merger and Consolidation

        U. S. Steel will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that U. S. Steel may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if (i) U. S. Steel is the continuing entity, or the successor entity (if other than U. S. Steel) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by U. S. Steel and (ii) there is no default under the applicable indenture. Upon such a succession, U. S. Steel will be relieved from any further obligations under the applicable indenture. The indentures define "substantially all of its assets" as, at any date, a portion of the non-current assets reflected in U. S. Steel's consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66-2/3% of the total reported value of such assets (Section 8.01).

  Waiver of Certain Covenants

        Unless otherwise provided in the applicable prospectus supplement, U. S. Steel may, with respect to the Debt Securities of any series, omit to comply with any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally (Section 10.06).

Events of Default

        An Event of Default occurs with respect to any series of Debt Securities when: (i) U. S. Steel defaults in paying interest on the Debt Securities of such series when due, and such default continues for 30 days; (ii) U. S. Steel defaults in paying principal of or premium, if any, on any of the Debt Securities of such series when due; (iii) U. S. Steel defaults in making deposits into any sinking fund payment with respect to any Debt Security of such series when due, and such default continues for 30 days; (iv) failure by U. S. Steel in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture; (v) certain events of bankruptcy, insolvency, or reorganization occur; or (vi) any other Event of Default provided with respect to Debt Securities of that series occurs (Section 5.01).

        U. S. Steel is required annually to deliver to the trustee officers' certificates stating whether or not the signers have any knowledge of any default in the performance by U. S. Steel of certain covenants (Section 10.04).

        If an Event of Default regarding Debt Securities of any series issued under the indentures occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare each Debt Security of that series due and payable (Section 5.02).

        An Event of Default regarding one series of Debt Securities issued under an indenture is not necessarily an Event of Default regarding any other series of Debt Securities.

        Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of Debt Securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity satisfactory to it (Section 6.02).

        If an Event of Default occurs and is continuing regarding a series of Debt Securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of Debt Securities of such series (Section 5.06).

        Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder's Debt Security when due, the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Section 5.07).

Modification of the Indentures

        Each indenture contains provisions permitting U. S. Steel and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to U. S. Steel; (b) to add to the covenants of U. S. Steel further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon U. S. Steel by that indenture; (c) to add any additional events of default with respect to all or any series of Debt Securities; (d) to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities; (f) to secure all or any series of Debt Securities; (g) to establish the forms or terms of the Debt Securities of any series; (h) to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; or (i) to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect (Section 9.01).

        U. S. Steel and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each Debt Security affected thereby (i) extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require U. S. Steel to repurchase that security, (ii) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, (iii) modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under the heading "Modification of the Indentures," except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, (iv) change any obligation of U. S. Steel to maintain an office or agency, (v) change any obligation of U. S. Steel to pay additional amounts, (vi) adversely affect the right of repayment or repurchase at the option of the Holder, or (vii) reduce or postpone any sinking fund or similar provision (Section 9.02).

Satisfaction and Discharge; Defeasance and Covenant Defeasance

        Each indenture shall be satisfied and discharged if (i) U. S. Steel shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and U. S. Steel shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case U. S. Steel shall have paid all other sums payable under that indenture (Section 4.01).

        Each indenture provides, if such provision is made applicable to the Debt Securities of a series, (i) that U. S. Steel may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Security under Section 8.01 of that indenture (being the restrictions described above under the heading "Certain Covenants of U. S. Steel in the Indentures") together with additional covenants that may be included for a particular series and (ii) that Sections 5.01(3), 5.01(4) (as to Section 8.01) and 5.01(7), as described in clauses (iii), (iv) and (vi) under "Events of Default," shall not be Events of Default under that indenture with respect to such series ("covenant defeasance"), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money, certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, U. S. Steel has delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures (Section 13.04).

Record Dates

        The indentures provide that in certain circumstances U. S. Steel may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.

Subordinated Debt Securities

        Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

  Subordination

        Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Indebtedness. "Senior Indebtedness" is defined to mean, with respect to U. S. Steel, the principal, premium, if any, and interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all indebtedness of U. S. Steel (including indebtedness of others guaranteed by U. S. Steel), whether outstanding on the date of the indenture or the date Debt Securities of any series are issued under the indenture or thereafter created, incurred or assumed, unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities or that such obligation is subordinated to Senior Indebtedness to substantially the same extent as the subordinated Debt Securities are subordinated to Senior Indebtedness.

  Terms of Subordinated Debt Securities may contain Conversion or Exchange Provisions

        The prospectus supplement applicable to a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

  Modification of the Indenture Relating to Subordinated Debt Securities

        The subordinated indenture may be modified by U. S. Steel and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under the heading "Modification of the Indentures." U. S. Steel and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

Governing Law

        The laws of the State of New York govern each indenture and will govern the Debt Securities (Section 1.12).

Book-Entry Securities

        The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities, except as otherwise described in the applicable prospectus supplement.

        Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

        Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither U. S. Steel, the trustee nor any agent of U. S. Steel or the trustee will have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

        A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies U. S. Steel that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

        Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. U. S. Steel understands that under existing industry practices, if U. S. Steel requests any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Concerning the Trustee

        The Bank of New York Mellon is also trustee for our 6.05% Senior Notes due June 1, 2017, our 6.65% Senior Notes due June 1, 2037, our 7.00% Senior Notes due February 1, 2018, our 7.375% Senior Notes due April 1, 2020, our 6.875% Senior Notes due April 1, 2021, our 7.50% Senior Notes due March 15, 2022, and several series of obligations issued by various governmental authorities relating to environmental projects at various U. S. Steel facilities. The Bank of New York Mellon is a lender under our revolving credit facility. U. S. Steel and its subsidiaries also maintain ordinary banking relationships, including loans and deposit accounts, with The Bank of New York Mellon and its affiliates. We anticipate that we will continue to do so in the future.

DESCRIPTION OF CAPITAL STOCK

        The following description of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended (the "Certificate of Incorporation"), our by-laws, as amended (the "By-Laws"), and the applicable provisions of the Delaware General Corporation Law (the "DGCL"). For more information on how you can obtain the Certificate of Incorporation and the By-Laws, see "Where You Can Find More Information."

General

        Under the Certificate of Incorporation, we are authorized to issue up to 440,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value $1.00 per share, and 40,000,000 shares of preferred stock, without par value. As of February 29, 2016, there were 146,419,703 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to receive dividends when, as and if declared by the U. S. Steel board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding. In the event of dissolution, liquidation or winding up of U. S. Steel, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding. The shares of common stock currently outstanding are fully paid and non-assessable.

        The prospectus supplement relating to any common stock being offered will include specific terms relating to such offering.

Preferred Stock

        Shares of preferred stock may be issued without the approval of the holders of common stock in one or more series, from time to time. Our board of directors is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, restrictions and any other terms with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock.

        Holders of preferred stock may be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of U. S. Steel.

        The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering.

Stock Transfer Agent and Registrar

        Wells Fargo Bank, N.A., 1110 Centre Pointe Curve Suite 101, Mendota Heights MN 55120-4100, serves as transfer agent and registrar for the common stock of U. S. Steel.

Delaware Law, Our Certificate of Incorporation and By-Laws Contain Provisions That May Have an Anti-Takeover Effect

        Delaware Law.    As a Delaware corporation, we are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a

"business combination" with an "interested stockholder" for a period of three years following the time that the person became an interested stockholder, unless:

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  Prior to the time that the person became an interested stockholder the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  At or subsequent to the time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes, among other things, mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

        Certificate of Incorporation and By-Laws.    Various provisions contained in the Certificate of Incorporation and the By-laws could delay or discourage stockholder actions with respect to transactions involving an actual or potential change in control of us or a change in our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. Among other things, these provisions:

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  Require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent;

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  provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders;

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  do not permit cumulative voting for directors;

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  permit the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements; and

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  provide that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

        Additionally, prior to 2014, our Certificate of Incorporation provided for a classified board structure, consisting of three classes of directors serving three-year terms. In 2014, the Certificate of Incorporation was amended to provide that directors shall be elected for one-year terms, beginning with the 2015 annual meeting of stockholders. The declassification of our board of directors will be complete as of the 2017 annual meeting of stockholders.

 DESCRIPTION OF OTHER SECURITIES

        We will set forth, in the applicable prospectus supplement, a description of any warrants, depositary shares, convertible or exchangeable securities, stock purchase contracts, or stock purchase units that may be offered pursuant to this prospectus.

SELLING SECURITY HOLDERS

        The applicable prospectus supplement will set forth the name of each selling security holder and the number of and type of securities beneficially owned by such selling security holder prior to and after the completion of an offering that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling security holders have held any position or office with, have been employed by or otherwise have had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

        We may offer the offered securities in one or more of the following ways from time to time:

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  To or through underwriting syndicates represented by managing underwriters;

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  Through one or more underwriters without a syndicate for them to offer and sell to the public;

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  Through dealers or agents;

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  To investors directly in negotiated sales or in competitively bid transactions; or

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  To holders of other securities in exchanges in connection with acquisitions.

        The prospectus supplement for each series of securities we sell will describe the offering, including:

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  The name or names of any underwriters;

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  The purchase price and the proceeds to us from that sale;

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  Any underwriting discounts and other items constituting underwriters' compensation;

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  Any indemnification arrangements between us and the underwriters;

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  Any stabilizing or market making transactions that the underwriters or any member of the selling group intend to engage in;

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  Any commissions paid to agents;

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  The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

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  Any securities exchanges on which the securities will be listed.

 LEGAL MATTERS

        The validity of the issuance of the offered securities will be passed upon for U. S. Steel by Arden T. Phillips, Esq., Corporate Secretary & Associate General Counsel. Mr. Phillips, in his capacity as set forth above, is paid a salary by U. S. Steel, participates in various employee benefit plans offered by U. S. Steel and owns, and has options to purchase, common stock of U. S. Steel.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report to Stockholders—Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.